Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Applied Minerals, Inc. on Form S-8, to be filed on or about September 26, 2016, of our report, dated March 29, 2016, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission. Our report includes an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 of the consolidated financial statements.

/s/ EISNERAMPER LLP

New York, N.Y.

September 26, 2016